International Tower Hill Mines Ltd.

(An Exploration Stage Company)

 Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2010, 2009 and 2008

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the financial statements.

The consolidated financial statements have been audited by MacKay LLP, Chartered Accountants, who were appointed by the shareholders.  The auditors' report outlines the scope of their examination and their opinion on the consolidated financial statements.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company's financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and in the United States of America.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company's assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of May 31, 2010.

"Jeffery Pontius"

"Michael Kinley"

Jeffery Pontius,

Michael Kinley,

President & Chief Executive Officer

Chief Financial Officer

August 23, 2010

Vancouver, Canada

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2010

Page

Audited Consolidated Financial Statements

Auditors' Report

4

Comments by Auditors for U.S. Readers on Canada - United States Reporting Differences

5

Independent Auditors' Report on Internal Controls under Standards of the Public Company Accounting Oversight Board (United States)

6

Consolidated Balance Sheets

7

Consolidated Statements of Operations, Comprehensive Loss and Deficit

8

Consolidated Statements of Cash Flows

9

Notes to the Consolidated Financial Statements

10 - 52

Auditors' Report

To the Shareholders of

International Tower Hill Mines Ltd.

We have audited the consolidated balance sheets of International Tower Hill Mines Ltd. as at May 31, 2010, 2009 and 2008 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States).  These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2010, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

We have also audited in accordance with standards of Public Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of May 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 23, 2010 expressed an unqualified opinion thereon.

Vancouver, Canada

"MacKay LLP"

August 23, 2010

Chartered Accountants

Comments by Auditors for U.S. Readers on Canada - United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements.  Our report to the shareholders dated August 23, 2010, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.  Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States.  Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended May 31, 2010 and shareholders' equity as at May 31, 2010, 2009 and 2008 to the extent summarized in note 11 to the consolidated financial statements.

Vancouver, Canada

"MacKay LLP"

August 23, 2010

Chartered Accountants

Independent Auditors' Report on Internal Controls under Standards of the

Public Company Accounting Oversight Board (United States)

To the Board of Directors and Shareholders of International Tower Hill Mines Ltd.

We have audited the internal control over financial reporting of International Tower Hill Mines Ltd. and subsidiaries (the "Company") as of May 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, including in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of May 31, 2010, based on the COSO criteria.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended May 31, 2010 of the Company and our report dated August 23, 2010 expressed an unqualified opinion on those financial statements.

Vancouver, Canada

"MacKay LLP"

August 23, 2010

Chartered Accountants

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Balance Sheets

As at May 31

(Expressed in Canadian dollars)

	2010	2009	2008

ASSETS
Current
Cash and cash equivalents (note 3a)	$ 43,460,324	$ 32,489,341	$ 10,859,942
Marketable securities (note 4)	360,000	113,750	247,000
Accounts receivable	110,311	76,634	24,833
Prepaid expenses	287,812	166,264	193,426

	44,218,447	32,845,989	11,325,201

Property and Equipment (note 5)	80,040	69,915	104,547

Mineral properties (note 6)	54,095,175	33,417,566	23,151,228

	$ 98,393,662	$ 66,333,470	$ 34,580,976

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 1,272,959	$ 386,673	$ 724,798

SHARE CAPITAL AND DEFICIT
Share capital (note 7)	124,277,370	79,256,633	40,586,229
Contributed surplus (note 7)	14,240,223	10,218,728	7,024,590
Deficit	(41, 396,890)	(23,528,564)	(13,754,641)

	97,120,703	65,946,797	33,856,178

	$ 98,393,662	$ 66,333,470	$ 34,580,976

Nature and continuance of operations (note 1)

Commitments (note 6)

Subsequent events (note 13)

Approved on behalf of the Directors:

"Hendrik Van Alphen"

Director

"Anton Drescher"

Director

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Statements of Operations, Comprehensive Loss and Deficit

For the Year ended May 31

(Expressed in Canadian dollars)

	2010	2009	2008

Administrative expenses
Administration (note 9)	$ 38,484	$ 43,921	$ 46,425
Amortization	28,477	54,597	46,008
Charitable donations	65,459	30,068	31,513
Consulting (notes 7 and 9)	4,811,853	1,847,672	293,270
Insurance	166,240	119,396	82,537
Investor relations (notes 7 and 9)	1,444,927	774,680	782,650
Office	128,738	140,652	119,107
Professional fees (notes 7 and 9)	797,345	442,891	203,428
Property investigation	478	120,194	110,809
Regulatory	290,183	90,333	110,087
Rent (note 9)	115,653	120,189	86,168
Telephone	31,360	23,744	25,143
Travel	166,792	272,764	205,025
Wages and benefits (notes 7 and 9)	7,647,869	3,239,448	1,087,172
	(15,733,858)	(7,320,549)	(3,229,342)

Other items
Gain on sale of mineral property	-	-	89,246
Interest income	116,936	126,402	603,094
Gain (loss) on foreign exchange	(7,257)	181,558	116,912
Loss on sale of equipment	-	(7,861)	-
Spin-out (cost) recovery (notes 6(d)(iii), (iv), (e)(i) and 13(b))	25,961	-	-
Unrealized gain (loss) on marketable securities	102,250	(133,250)	-
Write-off of mineral properties (notes 6(b), (c), (d)(ii), (v) and (f)(ii))	(2,372,358)	(2,620,223)	-
	(2,134,468)	(2,453,374)	809,252

Loss and comprehensive loss for the year	(17,868,326)	(9,773,923)	(2,420,090)

Deficit, beginning of the year	(23,528,564)	(13,754,641)	(11,334,551)

Deficit, end of the year	$ (41,396,890)	$ (23,528,564)	$ (13,754,641)

Basic and fully diluted loss per share	$ (0.30)	$ (0.22)	$ (0.06)

Weighted average number of shares outstanding	59,603,193	45,089,555	39,193,360

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

For the Year ended May 31

(Expressed in Canadian dollars)

	2010	2009	2008
Operating Activities	$ (17,868,326)	$ (9,773,923)	$ (2,420,090)
Loss for the year
Add items not affecting cash
Amortization	28,477	54,597	46,008
Stock-based compensation	9,901,192	4,101,404	381,975
Write-off of mineral properties	2,372,358	2,620,223	-
Gain on sale of property	-	-	(89,246)
Loss on sale of equipment	-	7,861	-
Unrealized (gain) loss on marketable securities	(102,250)	133,250	-
Spin-out recovery (note 6(d)(iv))	(144,000)	-	-
(Gain) loss on foreign exchange	7,257	(181,558)	(116,912)
Changes in non-cash items:
Accounts receivable	(33,677)	(51,801)	89,037
Accounts payable and accrued liabilities	329,568	82,154	(10,756)
Prepaid expenses	(121,548)	27,162	(96,322)
Cash used in operating activities	(5,630,949)	(2,980,631)	(2,216,306)

Financing Activities
Issuance of share capital	39,634,008	37,913,974	1,209,275
Share issuance costs	(1,293,968)	(977,586)	15,601
Cash provided by financing activities	38,340,040	36,936,388	1,224,876

Investing Activities
Expenditures on mineral properties	(21,652,717)	(12,502,764)	(10,088,718)
Expenditures on equipment	(41,248)	(27,826)	(34,635)
Cash used in investing activities	(21,693,965)	(12,530,590)	(10,123,353)

Effect of foreign exchange on cash	(44,143)	204,232	66,452

Increase (decrease) in cash	10,970,983	21,629,399	(11,048,331)

Cash and cash equivalents, beginning of year	32,489,341	10,859,942	21,908,273

Cash and cash equivalents, end of year	$ 43,460,324	$ 32,489,341	$ 10,859,942

Supplemental cash flow information
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
Non-cash financing and investing transactions
Shares issued to acquire mineral properties	$ 801,000	$ 826,750	$ -
Issuance of agents' warrants for share issuance costs	$ -	$ 286,805	$ -
Accounts payable included in mineral property expenditures	$ 733,030	$ 170,639	$ 598,165

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended May 31, 2008, 2007 and 2006

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At May 31, 2010, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") on a going-concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company's ability to continue as a going-concern is dependent upon achieving profitable operations and/or obtaining additional financing.  During the current year, the Company has raised $39,634,008 (2009 - $37,913,974; 2008 - $1,209,275) through the issuance of share capital and has working capital at May 31, 2010 of $42,945,488 (2009 - $32,459,316; 2008 - $10,600,403) which is considered sufficient to fund its operations and exploration program for the ensuing year.  These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral property interests.  The recoverability of amounts shown for mineral properties is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties.  The carrying values of the Company's mineral property interests do not reflect current or future values.

2.

SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian GAAP.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiaries Talon Gold Alaska, Inc. ("TG Alaska") (an Alaska corporation), Talon Gold (US) LLC (a Colorado limited liability company), Talon Gold Nevada Inc. (a Nevada corporation), Raven Gold Alaska Inc. ("Raven") (an Alaska corporation), Corvus Gold Inc. ("Corvus") (a British Columbia corporation), and 813034 Alberta Ltd. (an Alberta corporation).  All intercompany transactions and balances have been eliminated.

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments that are cashable on demand, and which are subject to insignificant credit and interest rate risk.

c)

Marketable securities

Marketable securities are classified as held-for-trading, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting realized and unrealized gains or losses, net of applicable income taxes, are reflected in operations.

d)

Foreign currency translation

Monetary assets and liabilities are translated at period-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the period.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the consolidated statements of operations.

e)

Property and equipment

Property and equipment are stated at cost, net of accumulated amortization.  Amortization is recorded over the estimated useful life of the assets at the following annual rates:

Computer equipment

-

30% declining balance

Computer software

-

3 years straight line

Furniture and equipment

-

20% declining balance

Leasehold improvements

-

straight-line over the lease term

f)

Mineral properties

Mineral properties consist of mining claims, leases and options.  Acquisition options, leasehold and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment.  If the property is put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the property and deferred exploration costs will be written-off to operations in the period of abandonment.

Recorded costs of mineral properties and deferred exploration and development expenditures are not intended to reflect present or future values of mineral properties.

Deferred costs related to mineral property interests are periodically reviewed for impairment.  A review for potential impairment is subject to potentially material measurement uncertainty.  If a review indicates that a mineral property interest has been impaired the related deferred costs are written-down or written-off.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, based on industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company's title.  Property title may be subject to unregistered prior agreements and inadvertent non-compliance with regulatory requirements.

g)

Asset retirement obligation

Asset retirement obligations are recognized for legal obligations related to the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets.  A liability for an asset retirement obligation is recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made with the corresponding asset retirement cost recognized by increasing the carrying amount of the related long-lived asset.  The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset's useful life.  The initial fair value of the liability is accreted, by charges to operations, to its estimated future value.

h)

Share capital

The Company has adopted the residual value method with respect to the measurement of shares and warrants issued as private placement units.  The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and these were valued at their fair value, as determined by the closing quoted bid price on the announcement date.  The balance, if any, was allocated to the attached warrants.  Any fair value attributed to the warrants is recorded as warrants.

Share capital issued as non-monetary consideration is recorded at the fair market value of the shares issued, which is determined by the Board of Directors of the Company and is generally based on the trading price of the shares at the time an agreement to issue shares has been reached.

Share issuance costs incurred on the issuance of the Company's shares are charged directly to share capital.

i)

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the year.  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the periods presented.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the year.

j)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income tax assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.  To the extent that future income tax assets are not considered more likely than not to be realized, a valuation allowance is recorded.

k)

Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the options is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is completed or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  The fair value of the options is accrued and charged either to operations or mineral properties, with the offset credit to contributed surplus.  For directors and employees the options are recognized over the vesting period, and for non-employees the options are recognized over the related service period.  If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.  The Company has not incorporated an estimated forfeiture rate for stock options that will not vest; rather the Company accounts for actual forfeitures as they occur.

l)

Joint venture accounting

Where the Company's exploration and development activities are conducted with others, the accounts reflect only the Company's proportionate interest in such activities.

m)

Measurement uncertainty

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting year.  Actual results could differ from those reported.

Significant areas requiring the use of management estimates include the rates of amortization for property and equipment, the recoverability of mineral properties, the assumptions used in the determination of the fair value of financial instruments and stock-based compensation, asset retirement obligation estimates, and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

n)

Financial Instruments - Recognition and Measurement; Disclosure and Presentation

All financial instruments are classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.  All financial instruments, including derivatives, are included on the balance sheet and are measured at fair market value upon inception with the exception of certain related party transactions. Subsequent measurement and recognition of change in the fair value of financial instruments depends on their initial classification. Held-for-trading financial instruments are measured at fair value and all gains and losses are included in operations in the period in which they arise.  Available-for-sale financial assets are measured at fair value with revaluation gains and losses included in other comprehensive income until the asset is removed from the balance sheet. Loans and receivables, held to maturity investments and other financial liabilities are measured at amortized cost using the effective interest method. Gains and losses upon inception, de-recognition, impairment write-downs and foreign exchange translation adjustments are recognized immediately. Transaction costs related to financial instruments will be expensed in the period incurred.

The Company classified its financial instruments as follows:

      Cash and cash equivalents are classified as held-for-trading.
      Accounts receivable are classified as loans and receivables.
      Marketable securities are classified as held-for-trading.
      Accounts payable and accrued liabilities are classified as other liabilities.

o)

Comprehensive Income

Comprehensive income is the change in shareholders' equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other "comprehensive income" until it is considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.  There are no material differences between comprehensive income (loss) and net loss for the years reported.

p)

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064 "Goodwill and Intangible Assets", replacing Section 3062, "Goodwill and Other Intangible Assets", and Section 3450, "Research and Development Costs".  These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  The new sections are effective for years beginning on or after October 1, 2008.  The adoption of this new section had no impact on its consolidated financial statements, when adopted by the Company on June 1, 2009.

q)

Future accounting changes

(i)

International Financial Reporting Standards ("IFRS")

In 2008, the Canadian Accounting Standards Board ("AcSB") confirmed that the transition to IFRS from Canadian GAAP will be effective for fiscal years beginning on or after January 1, 2011 for publicly accountable enterprises.  The company will therefore be required to present IFRS financial statements for its August 31, 2011 interim consolidated financial statements.  The effective date will require the restatement for comparative purposes of amounts reported by the Company for the interim periods for the year ended May 31, 2011.  The Company is currently evaluating the impact of the conversion on the Company's consolidated financial statements and is considering accounting policy choices available under IFRS.

(ii)

Business combinations

In January 2009, the CICA issued Handbook Section 1582, "Business Combinations", which replaces the existing standards.  This section establishes the standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value.  Estimated obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date.  The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date.  This standard is equivalent to IFRS on business combinations.  This standard is applied prospectively to business combinations with acquisition dates on or after January 1, 2011.  Earlier adoption is permitted.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.  This standard is not expected to be adopted prior to the transition to IFRS.

(iii)

Consolidated financial statements

In January 2009, the CICA issued Handbook Section 1601, "Consolidated Financial Statements", which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.  This standard is not expected to be adopted prior to the transition to IFRS.

(iv)

Non-controlling interests

In January 2009, the CICA issued Handbook Section 1602, "Non-controlling Interests", which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to IFRS on consolidated and separate financial statements.  This standard is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.  This standard is not expected to be adopted prior to the transition to IFRS.

3.

RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments.

The Company's risk exposure and the impact on the Company's financial instruments are summarized below:

Fair Value Hierarchy

Financial instruments recorded at fair value on the Consolidated Balance Sheets are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements.  The fair value hierarchy has the following levels:

Level 1

-

valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2

-

valuation techniques based on inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3

-

valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist.  A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The following table presents the financial instruments recorded at fair value in the Consolidated Balance Sheets, classified using the fair value hierarchy described above:

	Level 1	Level 2	Level 3
Cash and cash equivalents	$ 43,460,324	$ -	$ -
Marketable securities	$ 360,000	$ -	$ -

The Company's risk exposure and the impact on the Company's financial instruments are summarized below:

a)

Credit risk

Credit risk is the risk of financial loss to the Company if a counter-party to a financial instrument fails to meet its contractual obligations.  The Company manages credit risk, in respect of cash and cash equivalents, by purchasing highly liquid, short-term investment-grade securities held at a major Canadian financial institution in accordance with the Company's investment policy.  The Company has no asset backed securities.

The Company's concentration of credit risk and maximum exposure thereto is as follows relating to financial assets:

	2010	2009	2008
Cash and cash equivalents	$ 43,460,324	$ 32,489,341	$ 10,859,942
Accounts receivable	$ 110,311	$ 76,634	$ 24,833

At May 31, 2010, the Company held a total of $26,537,499 (2009 - $10,004,000; 2008 - $8,721,062) cash equivalents which consist of interest saving accounts and Guaranteed Investment Certificates ("GICs"):

	Quantity	Maturity Date	Annual Yield
Renaissance High Interest Saving	$ 2,518,649	-	-
Dundee Investment Saving	3,016,850	-	-
Advisors' Advantage Trust (GIC)	1,500,000	June 10, 2010	0.50%
Advisors' Advantage Trust (GIC)	3,002,000	June 11, 2010	0.50%
TD Mortgage Corp.(GIC)	4,000,000	April 8, 2011	0.65%
Advisors' Advantage Trust (GIC)	5,000,000	May 9, 2011	0.65%
Montreal Trust (GIC)	5,000,000	May 9, 2011	0.65%
National Bank of Canada (GIC)	2,500,000	June 10, 2011	0.55%
	$ 26,537,499

The Company's cash and cash equivalents at May 31, 2010 consists of $42,597,295 in Canada and $863,029 in the United States.  Concentration of credit risk exists with respect to the Company's Canadian cash and cash equivalents as all amounts are held at a single major Canadian financial institution.  Credit risk with regard to cash held in the United States is mitigated as the amount held in the United States is only sufficient to cover short-term requirements.  With respect to receivables at May 31, 2010, the Company is not exposed to significant credit risk as the majority are from governmental agencies and interest accruals.

b)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company's approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.  The Company normally maintains sufficient cash and cash equivalents to meet the Company's business requirements.  At May 31, 2010, the Company had accounts payable and accrued liabilities of $1,272,959 (2009 - $386,673; 2008 - $724,798), which are all payable within six months and are expected to be settled from available working capital as they come due.

c)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.  Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risk.

(i)

Interest rate risk

The Company's cash and cash equivalents consists of cash held in bank accounts and short term deposit certificates of GIC's with several major Canadian financial institutions that earn interest at variable interest rates.  Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values as of May 31, 2010.  Future cash flows from interest income on cash and cash equivalents will be affected by interest rate fluctuations.  The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity.  The Company's sensitivity analysis suggests that a 0.5% change in interest rates would affect interest income by approximately $105,000.

(ii)

Foreign currency risk

The Company is exposed to foreign currency risk to the extent that certain monetary financial instruments and other assets are denominated in United States dollars.  The Company has not entered into any foreign currency contracts to mitigate this risk, as it believes this risk is minimized by the minimal amount of cash held in United States funds, nor entered into any hedging arrangements with respect to mineral property expenditure commitments denominated in United States dollars.  The Company's sensitivity analysis suggests that a consistent 5% change in the absolute rate of exchange for the United States dollars, the foreign currency for which the Company has net assets employed, would affect net assets and foreign exchange gain (loss) by approximately $636,000.  As at May 31, 2010, the Company had the following financial instruments in US$:

	CAD$ equivalent	US$

Cash	$ 863,029	$ 827,052
Accounts payables and accrued liabilities	$ 886,713	$ 849,749

As at May 31, 2010, US$ amounts were converted at a rate of US$1 to CAD$1.0435.

(iii)

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign exchange risk.  The Company's investment in marketable securities is exposed to such risk.

4.

MARKETABLE SECURITIES

	2010	2009	2008

Millrock Resources Inc.	$ 273,000	$ 113,750	$ 247,000
Ocean Park Ventures Corp.	87,000	-	-
	$ 360,000	$ 113,750	$ 247,000

On April 4, 2008 the Company sold its South Estelle, Alaska property to Millrock Resources Inc. for 650,000 Millrock shares or $247,000 based upon their market value on that date of $0.38 per share.

On March 15, 2010, the Company received the initial 200,000 common shares of Ocean Park Ventures Corp. ("OPV"), valued on that date of $0.72 per share or $144,000, in consideration for providing the resources for Raven to enter into the joint ventures (note 6(d)(iv) and 13(b)).

Fair value adjustment for the year ended May 31, 2010, amounted to an unrealized gain (loss) of $102,250 (2009 - ($133,250), 2008 - $Nil).

5.

PROPERTY AND EQUIPMENT

	2010
	Cost	Accumulated Amortization	Net Book Value
Furniture and equipment	$ 8,215	$ 3,700	$ 4,515
Computer equipment	125,576	60,148	65,428
Computer software	89,476	89,476	-
Leasehold improvements	17,061	6,964	10,097

	$ 240,328	$ 160,288	$ 80,040

	2009
	Cost	Accumulated Amortization	Net Book Value
Furniture and equipment	$ 8,215	$ 2,629	$ 5,586
Computer equipment	84,328	41,579	42,749
Computer software	89,476	82,172	7,304
Leasehold improvements	17,061	2,785	14,276

	$ 199,080	$ 129,165	$ 69,915

	2008
	Cost	Accumulated Amortization	Net Book Value
Furniture and equipment	$ 6,671	$ 1,380	$ 5,291
Computer equipment	88,060	26,192	61,868
Computer software	89,476	52,088	37,388

	$ 184,207	$ 79,660	$ 104,547

6.

MINERAL PROPERTIES

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

	Siwash							Spin-out
	Silver leases	BMP	West Tanana	Coffee Dome	Gilles	Painted Hills	Livengood	Properties	Total $
	(note 6(a))	(note 6(b))	(note 6(c))	(note 6(d)(ii))	(note 6(d)(v))	(note 6(f)(ii))	(note 6(d)(i))	(note 13(b))
Balance, May 31, 2008	$ 1	$ 326,798	$ 1,102,464	$ 969,528	$ 449,255	$ 924,249	$ 10,197,854	$ 9,181,079	$ 23,151,228
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	-	826,750	826,750
	-	-	-	-	-	-	-	826,750	826,750
Deferred exploration costs:
Advance to contractors	-	-	-	-	-	-	(214,075)	-	(214,075)
Contract services	-	140,867	35,069	5,459	-	4,235	2,026,372	480,543	2,692,545
Assay	-	7,390	8,313	5,014	-	-	1,116,226	68,286	1,205,229
Drilling	-	-	-	-	-	-	5,498,364	(702)	5,497,662
Field costs	-	26,763	783	635	-	202	1,316,711	18,319	1,363,413
Equipment rental	-	2,951	694	-	-	-	332,393	19,006	355,044
Land maintenance & tenure	-	47,072	37	91,649	-	73,491	329,113	421,161	962,523
Transportation	-	-	17,963	1,054	-	-	92,040	4,863	115,920
Travel	-	21,298	3,207	858	-	261	20,818	35,108	81,550
	-	246,341	66,066	104,669	-	78,189	10,517,962	1,046,584	12,059,811
Total expenditures for the year	-	246,341	66,066	104,669	-	78,189	10,517,962	1,873,334	12,886,561
Property write-off	-	-	(1,168,530)	-	(449,255)	(1,002,438)	-	-	(2,620,223)
Balance, May 31, 2009	1	573,139	-	1,074,197	-	-	20,715,816	11,054,413	33,417,566
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	250,000	250,000
Common shares issued	-	-	-	-	-	-	-	801,000	801,000
	-	-	-	-	-	-	-	1,051,000	1,051,000
Deferred exploration costs:
Advance to contractors	-	-	-	-	-	-	(3,215)	512,115	508,900
Contract services	-	1,790	-	140,643	-	-	4,223,621	1,221,650	5,587,704
Assay	-	-	-	140,241	-	-	2,977,431	19,674	3,137,346
Drilling	-	-	-	268,280	-	-	9,457,688	-	9,725,968
Field costs	-	19	-	33,124	-	-	2,559,742	(3,283)	2,589,602
Equipment rental	-	-	-	29,085	-	-	511,413	7,222	547,720
Land maintenance & tenure	-	1,193	-	97,952	-	-	1,158,079	532,459	1,789,683
Transportation	-	-	-	12,695	-	-	128,779	52,278	193,752
Travel	-	-	-	-	-	-	120,130	16,014	136,144
	-	3,002	-	722,020	-	-	21,133,668	2,358,129	24,216,819
Total expenditures for the year	-	3,002	-	722,020	-	-	21,133,668	3,409,129	25,267,819
Cost recovery	-	-	-	-	-	-	-	(2,217,852)	(2,217,852)
Property write off	-	(576,141)	-	(1,796,217)	-	-	-	-	(2,372,358)
Balance, May 31, 2010	$ 1	$ -	$ -	$ -	$ -	$ -	$ 41,849,484	$ 12,245,690	$ 54,095,175

Spin-out properties (note 13(b))

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Total $
	(note 6(d)(iii))	(note 6(d)(iv))	(note 6(f)(i))	(note 6(e)(i))	(note 6(e)(ii))
Balance, May 31, 2008	$ 441,839	$ 1,465,023	$ 2,198,647	$ 1,789,173	$ 3,286,397	$ 9,181,079
Acquisition costs:
Cash payments	-	-	-	-	-	-
Common shares issued	-	-	84,250	371,250	371,250	826,750
	-	-	84,250	371,250	371,250	826,750
Deferred exploration costs:
Advance to contractors	-	-	-	-	-	-
Contract services	12,646	239,119	67,150	18,510	143,118	480,543
Assay	3,962	25,911	15,328	23,085	-	68,286
Drilling	-	-	(702)	-	-	(702)
Field costs	4,661	26,746	9,123	85	(22,296)	18,319
Equipment rental	-	16,023	-	690	2,293	19,006
Land maintenance & tenure	23	40,827	219,045	16,587	144,679	421,161
Transportation	-	3,035	-	1,828	-	4,863
Travel	-	32,929	1,739	-	440	35,108
	21,292	384,590	311,683	60,785	268,234	1,046,584
Total expenditures for the year	21,292	384,590	395,933	432,035	639,484	1,873,334
Balance, May 31, 2009	463,131	1,849,613	2,594,580	2,221,208	3,925,881	11,054,413
Acquisition costs:
Cash payments	-	-	250,000	-	-	250,000
Common shares issued	-	-	801,000	-	-	801,000
	-	-	1,051,000	-	-	1,051,000
Deferred exploration costs:
Advance to contractors	-	512,115	-	-	-	512,115
Contract services	5,233	1,073,250	96,155	16,064	30,948	1,221,650
Assay	2,680	13,960	3,034	-	-	19,674
Drilling	-	-	-	-	-	-
Field costs	991	40,896	14,865	830	(60,865)	(3,283)
Equipment rental	1,356	2,440	-	3,426	-	7,222
Land maintenance & tenure	18,562	232,505	88,612	27,916	164,864	532,459
Transportation	8,917	29,255	11,796	2,158	152	52,278
Travel	1,798	14,216	-	-	-	16,014
	39,537	1,918,637	214,462	50,394	135,099	2,358,129
Total expenditures for the year	39,537	1,918,637	1,265,462	50,394	135,099	3,409,129
Cost Recovery	-	(2,207,003)	-	-	(10,849)	(2,217,852)
Balance, May 31, 2010	$ 502,668	$ 1,561,247	$ 3,860,042	$ 2,271,602	$ 4,050,131	$ 12,245,690

a)

Siwash Silver Claims, B.C.

On September 22, 2006, the Company entered into a letter agreement with Ravencrest Resources Inc. ("Ravencrest") whereby Ravencrest will acquire all of the Company's interest in 97 mineral claims and one lot in exchange for the Company retaining a 5% Net Smelter Returns ("NSR") Royalty and Ravencrest's assumption of all liabilities and risks concerning the property.  The original mining venture agreement dated March 31, 2005 between the Company and Ravencrest was also terminated.  Accordingly, the Company wrote-down the Siwash Silver Claims to a nominal value of $1, recognizing a charge to operations of $1,030,315 during the year ended May 31, 2007.

The Company had pledged a $2,500 term deposit as reclamation security for work on Siwash property as required by the Province of British Columbia.  During the fiscal year ended May 31, 2008, the deposit was returned to the Company.

b)

BMP Project, Alaska

In September, 2006, the Company staked a total of 108 Alaska state mining claims at a new location in the Bethel Recording District.  The claims cover a base metal target developed from the Company's exploration program conducted in 2006.

On March 26, 2008, the Company executed an agreement with respect to the exploration and option to lease of key exploration ground adjoining the Company's BMP claim block from Cook Inlet Region, Inc. ("CIRI"), an Alaska Native Regional Corporation.

The Company and CIRI have signed an Exploration Agreement with an Option to Lease, covering a 6,200 hectare area located immediately adjacent to the eastern side of the Company's existing BMP claim block.  The general terms of the Agreement are as follows:

Exploration Agreement (2 years initial term with automatic 3 years renewal)

      Payments: Annual rental payment of USD 20,000 per year for the first 2 years (paid), increasing to USD 40,000 for years 3 through 5. At the end of year 2, the Company will be required to reduce the lands subject to the agreement by 50% unless otherwise justifiable geologically, in which case a bonus of USD 5.00 per acre is payable upon the renewal for all lands retained in excess of 3,100 hectares.
      Work Commitments: USD 275,000 in year 1 escalating to USD 500,000 in year 5.
      Lease Option: Upon having expended a minimum of USD 800,000, drilled 2,500 feet of core drilling and produced a positive pre-feasibility study over an area within the CIRI lands that contains mineralization and may be capable of development into a mine, the Company may elect to enter into a mining lease over the ground that is the subject to the positive pre-feasibility study.

Mining Lease (15 year initial term, and so long thereafter as commercial production continues)

      Advance Minimum Royalty: Payments of USD 150,000 in years 1 - 3, USD 200,000 in years 4 - 5 and USD 400,000 for year 6 and beyond (unless a feasibility study has been completed). AMR payments are 50% deductible from royalty payments.
      Sliding Scale Royalty: An NSR Royalty of between 1% and 2.5% before payback and between 3% and 5% (depending upon the gold price) after payback is payable in respect of precious metals, and an NSR Royalty of 1% before payback and 3% after payback is payable in respect of base metals.  In both cases, CIRI will have the option to replace the NSR Royalty with a Net Profits Interest Royalty (10% before and 20% after payback).
      CIRI Participation Option: Upon a production decision being made, CIRI will have the right to acquire up to a 15% working interest in the leased area by contributing 2 times its pro rata share of the cumulative project expenditures by the Company (other than AMR payments) to the date of the exercise of CIRI's participation option.

The Company will also make annual donations of USD 10,000 (paid USD 20,000) to The CIRI Foundation or other scholarship fund designated by CIRI during the continuance of the exploration.

On October 2, 2009, the Company terminated the option agreement with CIRI due to disappointing exploration results and a desire to focus on the Livengood project.  The Company wrote-off the $576,141 in associated costs.

c)

West Tanana Project, Alaska

On August 14, 2006, the Company acquired an interest in the West Tanana Project from Doyon Limited ("Doyon"), an Alaska Native Regional Corporation, by way of a mining exploration agreement with the option to lease.  The agreement with Doyon is a two stage Exploration Option/Mining Lease, whereby the Company has the option to enter into one or more mining leases over some or all of the Doyon conveyed lands (25,920 acres) and up to three leases totalling 8,000 acres over the Doyon selected lands (25,872 acres) subject to the exploration option agreement.

In order to maintain the option to lease in good standing, the Company is required to pay Doyon USD 350,000 over six years (five years plus one year extension, USD 50,000 first year), make annual scholarship donations of USD 10,000 per year (paid USD 50,000 in lease payment and USD 10,000 in scholarship donations); and incur exploration expenditures totalling USD 2,625,000, subject to reduction to USD 2,125,000 if the lands subject to the option are reduced by 50% or more (USD 75,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year becomes a commitment.

At any time during the option period, the Company may enter into a mining lease with Doyon with respect to any one or more area(s) of the lands in respect of which it has expended at least USD 600,000, carried out at least 10,000 feet of core drilling, and submitted a pre-feasibility study.  Each mining lease will have a term of 15 years and for so long thereafter as commercial production continues and requires advance minimum royalty payments of USD 250,000 per year during the first five years of the term.  The Company is also required to incur minimum mandatory exploration expenditures equal to the greater of USD 25/acre or USD 250,000 for each of the first five years and USD 50/acre or USD 500,000 in the sixth and each succeeding year.  If, on or before the 5th year of the term, the Company has not produced a feasibility study and made a production decision, the annual advance minimum royalty payments increase to USD 500,000.  Advance royalty payments are credited against 50% of production royalties. Upon commencement of commercial production, the Company is required to pay a production royalty on precious metals, calculated as the greater of 2% of NSR pre-payout and 4% of NSR post-payout or 10% of net profits pre-payout and 20% of net profits post payout, and on base metals, calculated as the greater of 1% of NSR pre-payout and 3% of NSR post-payout or 10% of net profits pre-payout and 20% of net profits post payout.  Payout occurs when the Company has recouped cumulative gross revenues from production equal to its cumulative expenditures since the effective date of the lease.  Upon the Company having made a production decision with respect to any leased area, Doyon will also have the right to acquire a minimum of 5%, and a maximum of 10%, participating interest in the Company's interest in that leased area by contributing an amount equal to 2.25 times Doyon's elected percentage of the Company's cumulative project expenditures to the joint venture to be formed upon Doyon's election to participate.  Such contribution will be applied to fund 100% of joint venture expenditures until exhausted following which each party will be required to contribute its pro rata share of further expenditures.

As a consequence of the Company's determination to focus on its Livengood Project, on October 1, 2008, the Company terminated the agreement with Doyon and wrote-off the $1,168,530 in associated costs.

d)

Properties acquired from AngloGold, Alaska

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2007, (the "AngloGold Agreement") among the Company, AngloGold Ashanti (U.S.A.) Exploration Inc. ("AngloGold") and TG Alaska, the Company acquired all of AngloGold's interest in a portfolio of seven mineral exploration projects in Alaska (then aggregating 246 square kilometres) and referred to as the Livengood, Chisna, Gilles, Coffee Dome, West Pogo, Blackshell, and Caribou properties (the "Sale Properties") in consideration of cash payment USD 50,000 on August 4, 2006, and the issuance of 5,997,295 common shares, representing approximately 19.99% of the Company's issued shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Company, on an ongoing basis, provided that such right will terminate if AngloGold's interest falls below 10% at any time after January 1, 2009.

As further consideration for the transfer of the Sale Properties, the Company granted to AngloGold a 90 day right of first offer with respect to the Sale Properties and any additional mineral properties in Alaska in which the Company acquires an interest and which interest the Company proposes to farm out or otherwise dispose of.  If AngloGold's equity interest in the Company is reduced to less than 10%, then this right of first offer will terminate.  Details of the Sale Properties are as follows:

(i)

Livengood Property

The Livengood property is located in the Tintina gold belt approximately 110 kilometres north of Fairbanks, Alaska.  Subsequent to the acquisition of the original property from AngloGold, the Company acquired additional property interests in the area, and the Livengood property now consists of approximately 4,034 hectares of mineral rights leased from the State of Alaska, 169 State of Alaska mining claims (2,675 hectares) leased from two individuals, 20 federal unpatented lode mining claims (177 hectares) leased from two individuals, three federal patented lode mining claims (20.25 hectares) leased from a group of individuals and two unpatented federal lode mining and four federal unpatented placer mining claims (47.7 hectares) leased from an individual and 115 State of Alaska mining claims staked by the Company in 2010 (approximately 1,860 hectares).

Details of the leases are as follows:

      the lease of the Alaska State mineral rights is for an initial term of three years, commencing July 1, 2004 (subject to extension for two extensions of three years each) and requires work expenditures of USD 10/acre/year in years 1 - 3, USD 20/acre/year in years 4 - 6 and USD 30/acre/year in years 7 - 9 and advance royalty payments of USD 5/acre/year in years 1 - 3, USD 15/acre/year in years 4 - 6 and USD 25/acre/year in years 7 - 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.  In addition, an NSR production royalty of 1% is payable to the lessor with respect to the unpatented federal mining claims subject to the lease below.
      the lease of the 169 State of Alaska mining claims is for a term of ten years, commencing on September 11, 2006.  The lease requires payments of USD 75,000 on execution (paid), USD 50,000 in each of years 2 - 5 (incurred) and USD 100,000 in each of years 6 - 10 and work expenditures of USD 100,000 in year one, USD 200,000 in each of years 2 - 5 and USD 300,000 in each of years 6 - 10.  An NSR production royalty of between 2% and 5% is payable to the lessors (depending upon the price of gold).  The Company may buy all interest in the property subject to the lease (including the retained royalty) for USD 10,000,000.

      the lease of the 20 Federal unpatented claims is for an initial term of ten years, commencing on April 21, 2003 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 5,000 on signing (paid), and advance royalties of USD 20,000 on execution (paid), USD 30,000 on or before April 21, 2004 (paid), USD 40,000 on or before April 21, 2005 (paid), USD 50,000 on or before April 21, 2006 (paid), USD 40,000 on or before April 21, 2007 (paid) and an additional USD 50,000 on or before each subsequent April 21 during the term (paid USD 150,000). An NSR production royalty of between 2% and 3% (depending on the price of gold) is payable to the lessors.  The Company may purchase 1% of the royalty for USD 1,000,000.
      the lease of the patented federal claims is for an initial term of ten years, and for so long thereafter as the Company pays the lessors the minimum royalties required under the lease.  The lease requires a bonus payment of USD 10,000 on signing (paid), and minimum royalties of USD 10,000 on or before January 18, 2008 (paid), USD 10,000 on or before January 18, 2009 (paid), USD 10,000 on or before January 18, 2010 (paid) and an additional USD 20,000 on or before each of January 18, 2011 through January 18, 2016 and an additional USD 25,000 on each subsequent January 18 thereafter during the term (all of which minimum royalties are recoverable from production royalties).  An NSR production royalty of 3% is payable to the lessors.  The Company may purchase all interest of the lessors in the leased property (including the production royalty) for USD 1,000,000 (less all minimum and production royalties paid to the date of purchase), of which USD 500,000 is payable in cash over four years following the closing of the purchase and the balance of USD 500,000 is payable by way of the 3% NSR production royalty.
      the mining lease of the two unpatented federal lode mining and four federal unpatented placer claims has an initial term of ten years, commencing on March 28, 2007, and for so long thereafter as mining related activities are carried out.  The lease requires payment of advance royalties of USD 3,000 on execution (paid), USD 5,000 on or before March 28, 2009 (paid), USD 10,000 on or before March 28, 2010 (paid) and an additional USD 15,000 on or before each subsequent March 28 thereafter during the initial term (all of which minimum royalties are recoverable from production royalties).  The Company is required to pay the lessor the sum of USD 250,000 upon making a positive production decision.  An NSR production royalty of 2% is payable to the lessor.  The Company may purchase all interest of the lessor in the leased property (including the production royalty) for USD 1,000,000.

(ii)

Coffee Dome Property

The Coffee Dome property is located approximately 15 kilometres northeast of the Fort Knox mine.  The property consists of 59 State of Alaska mining claims (2,600 hectares) owned 100% by the Company, six State of Alaska mining claims (388.8 hectares) leased from an individual and 1,166.2 hectares of fee lands leased from the University of Alaska (the "University").

The lease of the six State of Alaska mining claims is for an initial term of twenty years, commencing on August 11, 2005 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 10,000 on signing (paid), and advance royalties of USD 15,000 on or before December 31, 2005 (paid), USD 25,000 on or before August 11, 2006 (paid) and an additional USD 50,000 on or before each subsequent August 11 during the term (paid USD 150,000).  A production payment of USD 500,000 is also payable upon the Company making a positive production decision.  An NSR production royalty of between 0.5% and 5% (depending on the price of gold) is payable to the lessor.  The Company may purchase 1% of the royalty for USD 2,000,000.  The lessor also has the right to receive an NSR production royalty on production of gold of between 0.5% and 5% (depending on the price of gold) and a 3% NSR production royalty on production of minerals other than gold, from any lands acquired by the Company within a defined area of interest.  In addition, the lessor is entitled to receive an NSR production royalty on all minerals equal to the greater of 1% and one-half of the difference between 4% and the actual NSR production royalty payable by the Company to a third party with respect to certain defined lands held by such third party upon the Company entering into a mining lease with such third party.

The agreement with the University is a two stage Exploration Agreement with Option to Lease.  The Agreement has an effective date of January 1, 2007 and covers approximately 1,166 hectares of land.  The key terms of the Agreement (and any resulting mining lease) are as follows:

Exploration Agreement: In order to maintain the option to lease in good standing, the Company is required to pay the University USD 117,500 over five years (paid USD 87,500) and incur exploration expenditures totalling USD 400,000 over five years (USD 25,000 commitment for the first year, USD 50,000 for the second year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment of the Company.  The Company is also responsible for all taxes and assessments on the lands subject to the option to lease.

Mining Lease: At any time during the option period, the Company has the right to enter into a mining lease over some or all of the lands subject to the option.  The mining lease will have an initial term of 15 years and for so long thereafter as commercial production continues and requires escalating advance royalty payments of USD 30,000 in year 1 to USD 150,000 in year 9 and beyond.  Advance royalty payments are credited against 50%
of production royalties.  The Company is also required to incur escalating minimum mandatory exploration expenditures of USD 125,000 in year 1 to USD 350,000 in year 5 and beyond and to deliver a feasibility study within 10 years of the commencement of the lease.  Upon the commencement of commercial production, the Company is required to pay a sliding scale NSR royalty of from 3% (USD 300 and below gold) up to 5% (USD 500 and up gold).  The Company will also pay a sliding scale NSR royalty of from 0.5% (USD 450 and below gold) to 1% (USD 450 and above gold) on any federal or Alaska State claims staked by the Company or its affiliates within a 2 mile area of interest surrounding the University land (not including the Company's existing leased claims).

During the year ended May 31, 2010, the Company decided to terminate the leases due to disappointing results and wrote-off $1,796,217 in associated costs.  The balance of the Alaska State mining claims held by the Company will be dropped in September 2010.

(iii)

West Pogo Property

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of 96 State of Alaska mining claims (1,944 hectares) owned 100% by the Company.

On March 24, 2010, the Company entered into a binding letter of intent with First Star Resources Inc. ("First Star") in connection with the West Pogo Property (the "WP LOI").  Under the terms of the WP LOI, First Star has the ability to earn an initial 55% interest, and a second option to earn a further 45%, for a total of 100% interest.  To earn the 55% interest, First Star will pay USD 250,000 (received USD 10,000) and expend USD 2,800,000 in exploration expenditures.  To acquire a 100% ownership, First star will fund the project through to an advanced exploration stage by spending a further USD 2,000,000 prior to December 31, 2015, or by producing, filing and having accepted by the TSXV a NI 43-101 compliant inferred resources of 1,000,000 ounces of gold using a 0.3g/t cut-off grade, whichever costs less.  An NSR royalty of 3% or 4% on gold/silver and 1% on all other producers will be payable to Raven.  The royalty can be reduced by 1% by paying Raven USD 3,000,000.

(iv)

Chisna Property

The Chisna property is located in the eastern Alaska Range, Alaska, and consists of 646 State of Alaska mining claims divided into five blocks (approximately 32,935 hectares total) owned 100% by the Company.

On November 2, 2009, the Company entered into a joint venture agreement (as amended) with OPV.  Pursuant to the agreement, an Alaskan subsidiary of OPV ("Subco") and Raven, will form a joint venture (the "OPV/Raven JV") for the purpose of exploring and developing the property.

The initial interests of Subco and Raven in the OPV/Raven JV will be 51% and 49% respectively.  Raven's initial contribution to the OPV/Raven JV will be its interest in the Chisna Project.  Subco's contribution to the OPV/Raven JV will be funding for the OPV/Raven JV totalling USD 20,000,000 over five years; of which USD 5,000,000 must be provided during the first year.  The first year amount is reduced to USD 2,000,000 if, at any time during such year, the London PM gold fix price and the LME closing copper price are each below USD 700/oz and USD 1.70/lb, respectively, for a period of ten consecutive trading days.  If Subco fails to fund any portion of the initial USD 5,000,000 (or USD 2,000,000 as applicable) in the first year, Raven will be entitled to terminate the OPV/Raven JV and OPV and Subco will be jointly indebted to Raven for the difference between USD 5,000,000 (or USD 2,000,000 as applicable) and the amount actually funded.

Raven will be the operator of the OPV/Raven JV during the first two years.  After two years, Subco will be entitled to assume the operatorship of the OPV/Raven JV and to maintain operatorship until and unless it ceases to hold a majority interest in the OPV/Raven JV.  Any work program proposed by the operator will be subject to approval by the five member OPV/Raven JV management committee.  After Subco has completed its USD 20,000,000 initial contribution, the OPV/Raven JV participant with the greatest interest in the OPV/Raven JV will be entitled to nominate three members of the management committee.

If Subco funds the entire USD 20,000,000 within five year period, it will have the option to acquire a further 19% interest in the OPV/Raven JV by producing a positive bankable feasibility study in respect of the Chisna Project within five years after electing to exercise such option, and by funding and additional exploration required to produce such a study.  The feasibility study must support a mining operation at a minimum level of 300,000 ounces per year of gold equivalent production.

In consideration for the Company providing the resources for Raven to enter into the OPV/Raven JV, OPV will issue 200,000 common shares (received on March 15, 2010) to the Company following satisfaction of the conditions precedent to the formation of the OPV/Raven JV and an additional 200,000 shares each anniversary thereafter, to a total of 1,000,000 shares, provided the OPV/Raven JV is in good standing.

The formation of the OPV/Raven JV, and the rights of OPV/Subco under the OPV/Raven JV Agreement, were subject to a pre-emptive right in favour of AngloGold under the AngloGold Agreement (note 6(d)), which was waived by AngloGold on November 17, 2009.  Consequently, Subco and Raven proceeded with the OPV/Raven JV, and will be bound by the existing Indemnity and Pre-emptive Rights Agreement among AngloGold, the Company and TG Alaska, as provided for in the AngloGold Agreement.  The principal effect of that agreement on the OPV/Raven JV will be indemnity provisions relating to the Chisna Project, and AngloGold will have no further pre-emptive right in respect of the Chisna Project.

The formation of the OPV/Raven JV was accepted for filing by the TSXV on behalf of OPV on March 15, 2010 and the company had received the initial 200,000 common shares of OPV required under the November 2, 2009  OPV/Raven JV Agreement. As at May 31, 2010, the Company has received USD 2,115,000 (USD 2,605,000 additional funds received subsequently) from OPV toward its initial contribution.

On March 24, 2010, the Company has entered into a Mineral Exploration Agreement with Option to Lease with Ahtna Incorporated ("Ahtna"), an Alaska Native Regional Corporation, concerning approximately 26,516 hectares of fee simple lands in the Athell Area of Alaska surrounding portions of the Company's Chisna project (the "Ahtna Agreement").  Pursuant to the agreement, Ahtna has consented to the transfer of Raven's rights to the OPV/Raven JV.  Further consent will be required if Raven ceases to be the operator under the OPV/Raven JV.

The key terms of the Ahtna Agreement include the following:

      exclusive right to explore, and the option to enter into a mining lease to develop and mine, the subject lands for a six-year period.
      annual option payments of USD 1.00 - USD 1.25 per acre.
      minimum exploration expenditures of USD 4 - USD 8 per acre, provided that if the agreement is not terminated at the end of any option year, the exploration expenditures for the next year become a firm commitment.
      at the end of the third year, Raven will release at least 50% of the original lands subject to the agreement.
      preferential contracting, hiring and training practice for Ahtna shareholders or designees.
      scholarship contributions to the Ahtna Heritage Foundation (USD 10,000/year, subject to increase for inflation).
      all surface work subject to Ahtna archaeological and cultural clearance.

Upon Raven having expended an aggregate of USD 1,000,000 (including 2,500 feet of core drilling) and having completed a feasibility study over some or all of the land subject to the exploration agreement within the six year term of the Ahtna Agreement, Raven has the option to enter into a mining lease.  The key terms of the mining lease include:

      exclusive mining rights for an initial term of ten years and so long thereafter as commercial production continues.
      minimum exploration expenditures of USD 4.00 - USD 9.00 per acre subject to the lease until commercial production is achieved, escalating over time.
      advance minimum royalty payments of USD 6 - USD 12 per acre escalating over time (50% deductible from production royalties)
      NSR production royalties for gold and silver scaled from 2.5% (gold price USD 550 per ounce or less) to 14% (gold price USD 1,900 per ounce or higher).  2.5% on base metals and 3% on all minerals other than gold, silver or base metals.
      in the event Raven acquires rights to minerals within the area subject to the lease, the acquired minerals lands are subject to a production royalty in favour of Ahtna of 2% of the gross value of any gold and silver and a NSR of 1% on base metals.
      Ahtna is also entitled to receive an amount by which 20% of the net profits realized by Raven from its mining operations on Ahtna minerals (10% in the case of non-Ahtna minerals) in any year exceed the aggregate royalties paid by Raven to Ahtna in that year.
      Ahtna has the right to acquire a working interest in the lands subject to the lease, which is to be greater than or equal to 10% but not more than 15%, upon Raven having made a production decision, and in consideration, Ahtna will be required to fund ongoing operations after such exercise in an amount equal to 200% of Athna's percentage share of the pre-production expenditures incurred by Raven (not including advance minimum royalty payments to Ahtna).  Should Athna exercise such option, it would become a participant in the OPV/Raven JV.

(v)

Gilles Property

The Gilles property is located approximately 30 kilometres north of Delta Junction, Alaska, and consists of 86 State of Alaska mining claims owned 100% by the Company.  Due to disappointing exploration results and the Company's desire to focus on its Livengood Project, effective September 1, 2008, the Company abandoned the claims and wrote-off the associated costs of $449,255.

e)

Properties optioned from AngloGold, Alaska

In conjunction with the closing of the acquisition of the Sale Properties, the Company entered into an option/joint venture with AngloGold with respect to two additional mineral projects in Alaska, referred to as the LMS and the Terra properties (the "Optioned Properties").

(i)

LMS Property

The LMS property consists of 92 State of Alaska unpatented lode mining claims (5,691 hectares) owned by AngloGold.

With respect to the LMS Property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3,000,000 by January 30, 2010 (incurred), of which the Company has committed to incur minimum exploration expenditures of USD 1,000,000 during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.

Upon the Company having earned its 60% interest in the LMS Property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4,000,000 in exploration expenditures over a further two years.

On June 10, 2008, the Company entered into an agreement to acquire all of the interest of AngloGold in the Terra and LMS Properties, plus certain other AngloGold rights on the Gilles and West Pogo Properties, for the purchase price of $751,500 to be satisfied by the issuance of 450,000 shares of the Company to AngloGold (issued).  The transaction was approved by NYSE Alternext-US Stock Exchange on July 31, 2008 and by the TSXV on September 10, 2008.

On March 24, 2010, the Company entered into a binding letter of intent (the "LMS LOI") with First Star, in connection with the LMS Property.  Under the terms of the LMS LOI, First Star has the ability to earn an initial 55% interest, and a second option to earn a further 45%, for a total 100% interest.  To earn the 55% interest, First Star will pay USD 280,000 (received USD 10,000) and expend USD 3,500,000 on exploration.  To acquire a 100% ownership, First Star will fund the project through to an advanced exploration stage by spending a further USD 3,000,000 prior to December 31, 2015, or by producing, filing and having accepted by the TSXV a NI 43-101 compliant inferred of 2,000,000 ounces of gold using a 0.3g/t cutoff grade, whichever costs less.  An NSR royalty of 3% or 4% on gold/silver and 1% on all other products will be payable to Raven.  The royalty can be reduced by 1% by paying Raven USD 3,000,000.

(ii)

Terra Property

The Terra Property now consists of 235 State of Alaska unpatented lode mining claims (15,552 hectares) held by or on behalf of AngloGold and 5 State of Alaska unpatented lode mining claims (324 hectares) leased from an individual.  The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008 (paid), USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015 (paid USD 100,000 on February 2, 2010), and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a NSR production royalty on gold equal to 3.0% if the gold price is USD 450 per ounce or lower and 4% if the gold price is USD 450 per ounce or higher, plus a NSR royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

With respect to the Terra Property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3,000,000 by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD 500,000 during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra Property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4,000,000 in exploration expenditures over a further two years.

In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further exploration expenditures or be diluted.  A party that is diluted to 10% or less will have its interest converted to a 2% NSR royalty.

On November 5, 2007 the Company provided notice to AngloGold that it has incurred sufficient expenditures to vest its 60% ownership in the Terra Project.  AngloGold had 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the Terra Project by incurring USD 4,000,000 in expenditures over the next two years, and elected not to do so.  As AngloGold elected not to exercise its back-in right, each party is therefore responsible for contribution its share of ongoing joint venture expenditures.

On June 10, 2008, the Company entered into an agreement to acquire all of the interest of AngloGold in the Terra and LMS Properties, plus certain other AngloGold rights on the Gilles and West Pogo Properties, for the purchase price of $751,500 to be satisfied by the issuance of 450,000 shares of the Company to AngloGold (issued).  The transaction was approved by NYSE Alternext-US Stock Exchange on July 31, 2008 and by the TSXV on September 10, 2008.

On February 26, 2010, the Company signed a letter of intent ("LOI") to enter into a joint venture with American Mining Corporation ("AMC"), a private Nevada corporation, on the Terra Project.  Pursuant to the LOI, an Alaskan subsidiary of AMC ("AMC Subco") and Raven will form a joint venture (the "AMC JV") with the aim of developing the Terra Project to production.  It is anticipated that AMC Subco, as operator, will commence a project development program in June 2010.

The initial interests of AMC Subco and Raven in the AMC JV will be 51% and 49% respectively.  Raven's initial contribution to the AMC JV will be its interest in the Terra Project, including all related data and property facilities.  AMC Subco's initial contribution to the AMC JV will be funding for the AMC JV totalling USD 6,000,000 over three years (USD 1,000,000 in year 1).  Of these expenditures, USD 100,000 (USD 10,000 received on February 23, 2010) will be paid to the Company in each of the first and second years to partially reimburse the Company for the cost of constructing the existing camp facility at Terra.  As consideration for the Company causing Raven to enter into the AMC JV, AMC will pay the Company USD 300,000 and issue 750,000 common shares of AMC, over the same three-year period (USD 50,000 and 250,000 shares in year 1).  If AMC Subco fails to make its full initial contribution, or AMC fails to make all required payments and share issuances to the Company, over such three-year period, then the AMC JV will terminate and AMC Subco will not retain any residual interest in the Terra Project.

In addition, the AMC JV has granted Raven a sliding scale NSR royalty of between 0.5% and 5% (depending upon the gold price) on all precious metal production from the property and a 1% NSR royalty on all base metal production.  The royalty to Raven is in addition to the current royalty payable to the underlying lessor.

Upon having completed its initial contribution, AMC Subco will have the option to increase its JV interest by 29% (to 80% total) by providing a subsequent contribution of an additional USD 3,050,000 in funding in the fourth year.  In addition, AMC will be required to pay the Company an additional USD 150,000 and issue an additional 150,000 common shares.  Should Raven's interest be diluted below 10% as a consequence of it not funding its proportionate share of AMC JV expenditure following AMC Subco's having completed its initial contribution (and subsequent contribution, if applicable), Raven's AMC JV interest will be converted to an additional 1% property wide NSR royalty on all metals produced, for an aggregate NSR royalty to Raven of 1.5% to 6% (depending upon the gold price) on precious metals and 2% on base metals).

Formation of the AMC JV is subject to the settlement and execution of a formal agreement and the completion by AMC of due diligence on the Terra Project, both to be completed on or before May 19, 2010 (extended to July 31, 2010).  On May 17, 2010, AMC assigned the Terra Project LOI with the Company to Terra Mining Corporation, a company incorporated under the laws of British Columbia.

f)

Properties optioned from Redstar Gold Corp., Nevada

On March 15, 2007, the Company signed two binding letters of intent with Redstar Gold Corp. of Vancouver, B.C. ("Redstar"), pursuant to which the Company can earn up to a 70% interest in two gold projects, referred to as North Bullfrog and Painted Hills, located in Nevada.  The Company could earn an initial 60% interest in each project by making payments and exploration expenditures and has the option to earn an additional 10% interest (aggregate 70%) by funding all expenditures to take a project to feasibility.  There is no time limit by which a feasibility study is required to be delivered.

(i)

North Bullfrog

To earn its initial 60% interest, the Company must make total payments of USD 190,000 and incur total expenditures of USD 4,000,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 500,000 (incurred).  The second payment of USD 30,000 is due by September 15, 2008 (paid). The third payment of USD 40,000 is due by March 15, 2009 (paid).  The fourth payment of USD 50,000 is due by March 15, 2010 (acquisition completed on October 9, 2009) and the fifth payment of USD 50,000 is due by March 15, 2011.

The Company is also required to pay the advance minimum royalty payments to the owners of certain patented mining claims which are fully recoupable against production royalties.  The advance minimum royalty in year 1 to 3 is USD 32,300 per year and year 4 onwards is USD 37,000.

(ii)

Painted Hills

To earn its initial 60% interest, the Company must make total payments of USD 170,000 and incur total expenditures of USD 2,500,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 250,000 (incurred).  The second payment of USD 20,000 is due by September 15, 2008 (paid).

Due to disappointing results, the Company decided not to do any further work on Painted Hills, and the lease was terminated and the property returned to the lessor.  Accordingly, the related mineral property costs of $ 1,002,438 were written-off.

The Company is also required to issue an aggregate of 20,000 common shares to Redstar, as to 5,000 shares on each on September 15, 2008 (issued), March 15, 2009 (issued), March 15, 2010 (acquisition completed on October 9, 2009) and March 15, 2011, so long as the Company is earning into at least one of the North Bullfrog or Painted Hills projects.

On October 9, 2009, the Company completed the acquisition of all of the interests of Redstar and Redstar Gold U.S.A. Inc. in the North Bullfrog project (including the Mayflower (note 6(g)) and Connection (note 6(h)) Properties) under an agreement dated July 30, 2009, thereby giving the Company 100% ownership of the project.  Consideration for the acquisition was a cash payment of USD 250,000 and the issuance of 200,000 common shares.  Completion of the acquisition eliminated the Company's vesting requirements for expenditures and issuance of shares.

g)

Mayflower Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between the Company and a group of arm's length limited partnerships, the Company has leased (and has the option to purchase) 11 patented mining claims (approximately 76 hectares) located adjacent to its North Bullfrog project in south-western Nevada.  The terms of the lease/option are as follows:

      Terms:  Initial term of five years, commencing December 1, 2007, with the option to extend the lease for an additional five years.  The lease will continue for so long thereafter as the property is in commercial production or, alternatively, for an additional three years if the Company makes advance minimum royalty payments of USD 100,000 per year (which are recoupable against actual production royalties).
      Lease Payments: USD 5,000 (paid) and 25,000 common shares of the Company (issued) following regulatory acceptance of the transaction; and an additional USD 5,000 and 20,000 common shares on each of the first through fifth lease anniversaries (USD 5,000 paid on each of December 10, 2008 and October 14, 2009 and 20,000 common shares issued on each of September 8, 2008 and November 25, 2009).  If the Company elects to extend the lease for a second five-year term, it will pay USD 10,000 and issue 50,000 common shares upon election being made, and an additional 50,000 common shares on each of the sixth through tenth anniversaries.
      Work Commitments:  USD 100,000 per year for the first three years, USD 200,000 per year for the years 4 - 6 and USD 300,000 for the years 7 - 10.  Excess expenditures in any year may be carried forward.  If the Company does not incur the required expenditures in year one, the deficiency is required to be paid to the lessors.
      Retained Royalty: The Company will pay the lessors a NSR royalty of 2% if the average gold price is USD 400 per ounce or less, 3% if the average gold price is between USD 401 and USD 500 per ounce and 4% if the average gold price is greater than USD 500 per ounce.
      Purchase Option:  The Company has the right to purchase all the interest of the lessors in the property during the first ten years for USD 7,500,000 plus a 0.5% NSR if the gold price is under USD 500 per ounce and 1% if the gold price is USD 500 per ounce or above.  After the initial ten-year period, the cash portion of the purchase price will be escalated annually based on the US annual Consumer Price Index increase for that year.

The Mayflower property, and associated acquisition costs, will be added to the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 100 % interest (note 6(f)(i)).

h)

Connection Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm's length limited liability company, Redstar has leased (and has the option to purchase) 12 patented mining claims located adjacent to the North Bullfrog project and referred to as the "Connection" property.  The ten-year, renewable mining lease requires payments of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 and USD 16,200 for every year thereafter (USD 10,800 paid on September 30, 2009).  Redstar has an option to purchase is the property for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased for USD 5,000,000.

The Connection property, and associated acquisition costs, will be added to the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 100 % interest (note 6(f)(i)).

7.

SHARE CAPITAL

Authorized

500,000,000 common shares without par value.

Issued

	Number of shares	Share Capital	Contributed Surplus
Balance, May 31, 2007	38,244,229	$ 39,351,328	$ 6,652,640
Exercise of warrants	1,685,542	1,190,918	-
Exercise of options	14,121	18,357	-
Stock-based compensation	-	-	381,975
Reallocation from contributed surplus	-	10,025	(10,025)
Shares issuance costs	-	15,601	-
Balance, May 31, 2008	39,943,892	40,586,229	7,024,590
Private placement	4,200,000	10,500,000	-
Exercise of warrants	11,017,044	25,640,916	-
Exercise of options	792,037	1,773,058	-
Stock-based compensation	-	-	4,101,404
Agent's compensation warrants	-	(286,805)	286,805
Reallocation from contributed surplus	-	1,194,071	(1,194,071)
Shares issued for property acquisition	505,000	826,750	-
Share issuance costs	-	(977,586)	-
Balance, May 31, 2009	56,457,973	79,256,633	10,218,728
Private placement	6,286,248	33,630,650	-
Exercise of warrants	245,901	725,408	-
Exercise of options	2,907,800	5,277,950	-
Stock-based compensation	-	-	9,901,192
Reallocation from contributed surplus	-	5,879,697	(5,879,697)
Shares issued for property acquisition	220,000	801,000	-
Share issuance costs	-	(1,293,968)	-
Balance, May 31, 2010	66,117,922	$ 124,277,370	$ 14,240,223

Shareholder rights plan

On August 26, 2009, the Company's Board of Directors (the "Board") has approved and adopted a Shareholder Rights Plan which was approved by the shareholders on October 15, 2009.

The purpose of the Shareholder Rights Plan is to provide shareholders and the Board with adequate time to consider and evaluate any unsolicited bid made for the Company, to provide the Board with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any such unsolicited bid, to encourage the fair treatment of shareholders in connection with any take-over bid for the Company and to ensure that any proposed transaction is in the best interest of the Company's shareholders.

The rights issued under the Shareholder Rights Plan will become exercisable only if a person, together with its affiliates, associates and joint actors, acquires or announces its intention to acquire beneficial ownership of shares which, when aggregated with its current holdings, total 20% or more of the Company's outstanding common shares, other than by a Permitted Bid.  Permitted Bids must be made by way of a take-over bid circular prepared in compliance with applicable securities laws and, among other conditions, must remain open for 60 days.  If a take-over bid does not meet the Permitted Bid requirements of the Shareholder Rights Plan, the rights will entitle shareholders, other than any shareholder or shareholders making the take-over bid, to purchase additional common shares of the Company at a substantial discount to the market price of the common shares at that time.

Share issuances

On March 4, 2009, the Company closed a bought deal equity financing through a syndicate of underwriters and sold an aggregate of 4,200,000 common shares of the Company at a price of $2.50 per share for gross proceeds of $10,500,000.  The Underwriters received a cash commission of $735,000, and 294,000 non-transferrable broker's warrants with a fair value of $286,805 which was charged to share issuance costs.  Each Broker warrant is exercisable to acquire one common share of the Company at $2.95 until September 4, 2010.

On July 10, 2009, AngloGold, exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold's equity interest had been diluted by virtue of the Company's issuance of shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May 2009.  On August 24, 2009, the Company sold to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of $2.68 per share for gross proceeds of $3,265,000 and on March 29, 2010, the Company sold another 67,965 common shares at a price of $5.38 per share for a gross proceeds of $365,652.

On April 1, 2010, the Company closed a non-brokered financing of 5,000,000 common shares at a price of $6.00 per share for gross proceeds of $30,000,000.  The Company paid a 6% finder's fee in cash in connection with a portion of the Offering.

Warrants

Warrant transactions are summarized as follows:

	2010		2009		2008
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of year	294,000	$2.95	13,384,666	$2.21	15,070,208	$2.04
Issued - agent's warrants	-	-	294,000	$2.95	-	-
Exercised	(245,901)	($2.95)	(11,017,044)	($2.33)	(1,685,542)	($0.71)
Expired	-	-	(2,367,622)	($1.66)	-	-
Warrants exercisable, end of year	48,099	$2.95	294,000	$2.95	13,384,666	$2.21

Warrants outstanding are as follows:

	2010		2009		2008
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

August 4, 2008	-	-	-	-	3,572,954	$1.00
August 4, 2008	-	-	-	-	2,247,492	$1.50
August 4, 2008 - commission warrants	-	-	-	-	47,478	$1.50
May 9, 2009	-	-	-	-	7,304,500	$3.00
May 9, 2009 - commission warrants	-	-	-	-	212,242	$3.00
September 4, 2010 - commission warrants	48,099	$2.95	294,000	$2.95	-	-
Warrants exercisable, end of year	48,099	$2.95	294,000	$2.95	13,384,666	$2.21

Options and stock-based compensation

The Company has adopted an incentive stock option plan (the "2006 Plan").  The essential elements of the 2006 Plan provide that the aggregate number of common shares of the Company's capital stock that may be made issuable pursuant to options granted under the 2006 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2006 Plan will have a maximum term of five years and amended to ten years when the Company became listed on the Toronto Stock Exchange on November 18, 2009.  The exercise price of options granted under the 2006 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company's common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under applicable stock exchange policies), or such other price as may be agreed to by the Company and accepted by the Toronto Stock Exchange.  Options granted under the 2006 Plan vest immediately, unless otherwise determined by the directors at the date of grant.

Pursuant to the 2006 Plan, on January 16, 2008 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 190,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 16, 2010 at a price of $1.52 per share.

Pursuant to the 2006 Plan, on February 1, 2008 the Company granted incentive stock options to a consultant of the Company to purchase 100,000 common shares in the capital stock of the Company.  The options are exercisable on or before February 1, 2010 at a price of $2.15 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on March 12, 2009 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 885,000 common shares in the capital stock of the Company.  The options are exercisable on or before March 12, 2011 at a price of $2.66 per share.

Pursuant to the 2006 Plan, on May 20, 2009 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 965,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 20, 2011 at a price of $3.15 per share.

Pursuant to the 2006 Plan, on January 12, 2010 the Company granted incentive stock options to an officer of the Company to purchase 250,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 12, 2012 at a price of $7.95 per share.

Pursuant to the 2006 Plan, on April 14, 2010 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 2,835,000 common shares in the capital stock of the Company.  The options are exercisable on or before April 14, 2012 at a price of $7.34 per share.

A summary of the status of the stock option plan as of May 31, 2010, and changes during the year is presented below:

	2010		2009		2008
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, beginning of year	5,645,000	$2.13	4,589,175	$2.64	4,313,296	$2.70
Granted	3,085,000	$7.39	1,850,000	$2.92	290,000	$1.52
Exercised	(2,907,800)	($1.82)	(792,037)	($2.24)	(14,121)	($1.30)
Expired	-	-	(2,138)	($2.70)	-	-
Repriced (below)	-	-	(3,675,000)	($2.75)	-	-
Repriced (below)	-	-	3,675,000	$1.75	-	-
Options outstanding, end of year	5,822,200	$5.08	5,645,000	$2.13	4,589,175	$2.64

Stock options outstanding are as follows:

	2010			2009			2008
Expiry Date	Exercise Price	Number of Shares	Exercisable at Year End	Exercise Price	Number of Shares	Exercisable at Year End	Exercise Price	Number of Shares	Exercisable at Year End

August 4, 2008	-	-	-	-	-	-	$1.30	135,815	135,815
July 16, 2010 (below)	$1.75	702,200	702,200	$1.75	2,810,000	2,810,000	$2.70	2,830,000	2,830,000
May 9, 2009	-	-	-	-	-	-	$2.70	488,360	488,360
July 16, 2010 (below)	$1.75	355,000	355,000	$1.75	755,000	755,000	$2.95	845,000	845,000
January 16, 2010	-	-	-	$1.52	130,000	130,000	$1.52	190,000	182,500
February 1, 2010	-	-	-	$2.15	100,000	100,000	$2.15	100,000	25,000
March 12, 2011	$2.66	765,000	765,000	$2.66	885,000	801,875	-	-	-
May 20, 2011	$3.15	915,000	915,000	$3.15	965,000	965,000	-	-	-
January 12, 2012	$7.95	250,000	250,000	-	-	-	-	-	-
April 14, 2012	$7.34	2,835,000	2,835,000	-	-	-	-	-	-
		5,822,200	5,822,200		5,645,000	5,561,875		4,589,175	4,506,675

On July 16, 2008, the Company amended the expiry dates and exercise prices of an aggregate of 3,675,000 outstanding incentive stock options to extend the expiry date for up to eighteen months, such that all such options (which were originally granted for a period of two years and which had expiry dates ranging from January 26, 2009 to May 23, 2009) will now expire on July 16, 2010; and reduced the exercise prices (which ranged from $2.70 to $2.95, with a weighted average exercise price of $2.75) to $1.75.  This amendment was subject to disinterested shareholders' approval with respect to insiders of the Company who hold 2,405,000 of these options (approval received October 21, 2008).  Following this approval, additional stock-based compensation charges of $1,688,874 were included in those charges as detailed below.

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value of options granted was $9,598,410 (2009 - $2,386,502; 2008 - $325,063), determined using the Black-Scholes option pricing model based on the following average assumptions:

	2010	2009	2008
Expected life (years)	2	2	2
Interest rate	1.88%	1.05%	3.23%
Volatility (average)	79.30%	82.51%	116.80%
Dividend yield	0%	0%	0%
Exercise price	$7.39	$2.89	$1.74

	Weighted average fair value of options granted
Exercise price	2010	2009	2008
equals	-	$1.13	$0.92
exceeds	$3.11	$1.43	-
less than	-	-	$1.51
the market price of the stock on the grant date

Stock-based compensation charges of $9,901,192 (2009 - $4,101,404, 2008 - $381,975) were allocated as follows:

2010	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 527,056	$ 917,871	$ 1,444,927
Consulting	552,358	4,259,495	4,811,853
Wages and benefits	3,000,929	4,646,940	7,647,869
Professional fees	720,459	76,886	797,345
		$ 9,901,192

2009	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 434,150	$ 340,530	$ 774,680
Consulting	296,101	1,551,571	1,847,672
Wages and benefits	1,086,828	2,152,620	3,239,448
Professional fees	386,208	56,683	442,891
		$ 4,101,404

2008	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 238,367	$ 54,903	$ 293,270
Investor relations	565,384	217,266	782,650
Wages and benefits	977,366	109,806	1,087,172
		$ 381,975

8.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows for the year ended May 31:

	2010	2009	2008

Loss before income taxes	$ (17,868,326)	$ (9,773,923)	$ (2,420,090)
Statutory Canadian corporate tax rate	29.38%	30.38%	33.03%

Income tax recovery at statutory rates	$ (5,249,714)	$ (2,969,318)	$ (799,356)
Unrecognized items for tax purposes	2,878,929	1,286,488	97,053
Effect of tax rate change	182,405	127,976	300,078
Difference in tax rates in other jurisdictions	(859,461)	(430,126)	(144,754)
Change in valuation allowance	3,047,841	1,984,980	546,979

	$ -	$ -	$ -

The significant components of the Company's future income tax assets are as follows:

	2010	2009	2008
Future income tax assets
Mineral properties	$ 6,171,282	$ 3,548,728	$ 1,944,431
Equipment	66,932	55,464	34,535
Share issue costs	597,764	575,185	489,169
Cumulative eligible capital	-	-	93
Non-capital losses available for future periods	1,984,405	1,269,673	673,457
	8,820,383	5,449,050	3,141,685
Valuation allowance	(8,820,383)	(5,449,050)	(3,141,685)

	$ -	$ -	$ -

At May 31, 2010, the Company has available non-capital tax losses for Canadian income tax purposes of approximately $7,937,621 available for carry-forward to reduce future years' taxable income, if not utilized, expiring as follows:

2025	$ 81,776
2026	91,537
2027	1,030,880
2028	1,301,227
2029	2,377,936
2030	3,054,265
$ 7,937,621

In addition, the Company has available mineral resource related expenditure pools for Canadian income tax purposes totalling approximately $2,630,000 which may be deducted against future taxable income in Canada on a discretionary basis.  The Company also has available mineral resource expenses that are related to the Company's exploration activities in the United States of approximately $67,010,000, which may be deductible for US tax purposes.  Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

9.

RELATED PARTY TRANSACTIONS

During the year, the Company paid $2,298,463 (2009 - $794,916; 2008 -$530,681), including bonuses of $1,427,531 (2009 - $189,213, 2008 - $120,000), in consulting, investor relations, wages and benefits to officers, directors and companies controlled by directors of the Company and $64,028 (2009 - $72,607; 2008 - $62,750) in rent and administration to a company with common officers and directors.  Professional fees of $64,200 (2009 - $44,583, 2008 - $Nil) were paid to a company related to an officer of the Company.  These figures do not include stock-based compensation (see Note 7).

At May 31, 2010, included in accounts payable and accrued liabilities was $19,760 (2009 - $Nil, 2008 - $Nil)) in expenses owing to directors and officers of the Company and $8,790 (2009 - $4,667, 2008 - $18,032) to companies related by common directors.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation ("LWTLC"), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year's notice (or payment of one year's retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	United States	Total
2010
Mineral properties	$ 1	$ 54,095,174	$ 54,095,175
Property and equipment	$ 11,918	$ 68,122	$ 80,040
2009
Mineral properties	$ 1	$ 33,417,565	$ 33,417,566
Property and equipment	$ 15,191	$ 54,724	$ 69,915
2008
Mineral properties	$ 1	$ 23,151,227	$ 23,151,228
Property and equipment	$ 1,308	$ 103,239	$ 104,547

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

These consolidated financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows mineral exploration and development property expenditures to be deferred during this process.

The effect on the Company's financial statements is summarized below:

Consolidated statements of operations and deficit	2010	2009	2008

Loss for the year under
Canadian GAAP	$ (17,868,326)	$ (9,773,923)	$ (2,420,090)
Mineral property expenditures, net	(20,311,749)	(9,949,572)	(9,736,339)

Loss for the year under United States GAAP	$ (38,180,075)	$ (19,723,495)	$ (12,156,429)

Loss per share under United States GAAP	$ (0.64)	$ (0.44)	$ (0.31)

Consolidated balance sheets	2010	2009	2008

Mineral Properties
Canadian GAAP	$ 54,095,175	$ 33,417,566	$ 23,151,228
Mineral property expenditures (cumulative)	(46,075,728)	(25,763,979)	(15,814,407)

Mineral Properties under United States GAAP	$ 8,019,447	$ 7,653,587	$ 7,336,821

Deficit
Canadian GAAP	$ (41,396,890)	$ (23,528,564)	$ (13,754,641)
Mineral property expenditures (cumulative)	(46,075,728)	(25,763,979)	(15,814,407)

Deficit under United States GAAP	$ (87,472,618)	$ (49,292,543)	$ (29,569,048)

Consolidated statements of cash flows	2010	2009	2008

Operating activities
Cash used per Canadian GAAP	$ (5,630,949)	$ (2,980,631)	$ (2,216,306)
Effect of the write-off of exploration expenditures	(21,402,718)	(12,502,763)	(9,974,029)

Cash generated used per United States GAAP	$ (27,033,667)	$ (15,483,394)	$ (12,190,335)

Investing activities
Cash used per Canadian GAAP	$ (21,693,965)	$ (12,530,590)	$ (10,123,353)
Effect of the write-off of exploration expenditures	21,402,718	12,502,763	9,974,029

Cash used per United States GAAP	$ (291,247)	$ (27,827)	$ (149,324)

b)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as "Securities available-for-resale", which is consistent with the Company's accounting policy described in note 2(n).  The carrying value on the balance sheet at May 31, 2010 was $360,000 (2009 - $113,750, 2008 - $247,000) and the unrealized gain (loss) of $102,250 (2009 - ($133,250), 2008 - $Nil) was recognized in the statements of operations, comprehensive loss and deficit as under Other Items.

c)

Stock-based compensation

The Company has adopted Statement of Financial Accounting Standards No. 123R (codified under ASC 178 and ASC 505-50), and records compensation cost for stock-based employee compensation plans at fair value.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant, and there is no difference in these financial statements.

d)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the year ended May 31, 2010, 2009 and 2008 was 59,603,193, 45,089,555 and 39,193,360 respectively.

e)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $Nil by a valuation allowance.  The result is no difference in net income reported between Canadian and United States GAAP.

f)

Recent United States Accounting Pronouncements

(i)

In May 2009, the FASB issued Accounting Standards Codification ("ASC") 855-10, Subsequent Events ("ASC 855-10") (amended in February 2010) (formerly SFAS Statement No 165), which establishes principles and requirements for subsequent events.  In particular, ASC 855-10 sets forth: (a) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date.  The adoption of this new standard is not expected to have an impact on the Entity's consolidated financial statements.

(ii)

In June 2009, the FASB issued new guidance which is now a part of ASC 860-10 (formerly SFAS Statement No 166), to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets.  The FASB undertook this project to address (1) practices that have developed since the issuance of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (which is now a part of ASC 860-10), that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This new guidance is effective for fiscal years beginning after November 15, 2009 and is not expected to have a material impact on the Entity's consolidated financial statements.

(iii)

In June 2009, the FASB issued new guidance which is now part of ASC 810-10 (formerly SFAS Statement No. 167), to improve financial reporting by enterprises involved with variable interest entities.  The FASB undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (which is now part of ASC 810-10), as a result of the elimination of the qualifying special-purpose entity, and (2) constituent concerns about the application of certain key provisions of ASC 810-10, including those in which the accounting and disclosures under ASC 810-10 do not always provide timely and useful information about an enterprise's involvement in a variable interest entity.  This new guidance is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This new guidance is not expected to have a material impact on the Entity's consolidated financial statements.

(iv)

In June 2009, the FASB issued new guidance which is now part of ASC 105-10 (the "Codification") (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles), which will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption of the Codification only had the effect of amending references to authoritative accounting guidance in the Entity's consolidated financial statements.

(v)

In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05, "Measuring Liabilities at Fair Value" ("ASU 2009-05"). This update provides amendments to ASC 820, "Fair Value Measurements and Disclosure", for the fair value measurement of liabilities when a quoted price in an active market is not available. ASU 2009-05 is effective for reporting periods beginning after August 28, 2009. This new guidance is not expected to have a material impact on the Entity's consolidated financial statements.

(vi)

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, "Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)" ("ASU 2009-12"). This update provides amendments to ASC Topic 820, "Fair Value Measurements and Disclosure", permitting companies to estimate the fair value of investments within ASC 820's scope using the net asset value per share. ASU 2009-05 is effective for reporting periods ending after December 15, 2009.

(vii)

In September 2009, the FASB reached a consensus on Accounting Standards Update ("ASU") -2009-13 "Revenue Recognition" ("ASC 605") -  "Multiple-Deliverable Revenue Arrangements" ("ASU 2009-13"), and ASU 2009-14 "Software" ("ASC 985") - "Certain Revenue Arrangements That Include Software Elements ("ASU 2009-14"). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: (i) VSOE or (ii) third-party evidence, or TPE, before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity's estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product's essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. However, these provisions are not expected to have a material impact on the Entity's consolidated financial statements.

(viii)

In January 2010, the FASB issued Accounting Standards Update No. 2010-05 "Compensation - Stock Compensation" ("ASU 2010-05").  This update provides amendments to ASC Topic 718, "Compensation - Stock Compensation", which codifies the SEC staff's position on when escrowed share arrangements should be treated as compensation.  When evaluating an escrowed share arrangement as being compensatory or not, it needs to be evaluated whether the arrangement was entered into for purposes unrelated to, and not contingent upon, continued employment.  However, if the shares are automatically forfeited if employment is terminated, then the escrowed share arrangement would be considered compensatory.  ASU 2010-05 is effective as of the date of the issuance of the Update.

(ix)

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, "Fair Value Measurements and Disclosures" ("ASU 2010-06").  This update provides amendments to ASC Topic 820, "Fair Value Measurements and Disclosure", that requires new disclosure for transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements.  The update also provides amendments that clarify existing disclosures surrounding levels of disaggregation and inputs and valuation techniques.  ASU 2010-06 is effective for reporting periods beginning after December 15, 2009 with the exception of Level 3 activity fair value measurements which is effective for reporting periods beginning after December 15, 2010.

(x)

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 "Subsequent Events" ("ASU 2010-09").  This update provides amendments to ASC 855-10, "Subsequent Events", that provides for amendments to certain recognition and disclosure requirements.  Now included is a definition of an SEC filer and the requirement that this type of entity must evaluate subsequent events through the date that the financial statements are issued.  The required disclosure of the date through which an entity has evaluated subsequent events and the basis for that date has been removed.  ASU 2010-09 is effective as of the date of the issuance of the Update.

(xi)

In April 2010, the FASB issued Accounting Standards Update No. 2010-13 "Compensation - Stock Compensation" ("ASU 2010-13").  This update addresses whether an employee stock option should be classified as a liability or as an equity instrument if the exercise price is denominated in the currency in which a substantial portion of the entity's equity securities trades.  That currency may differ from the entity's functional currency and from the payroll currency of the employee receiving the option.  This update provides amendments to ASC 718, "Compensation - Stock Compensation" to clarify that an employee share-based payment award that has an exercise price denominated in the currency of the market in which a substantial portion of the entity's equity shares trades should not be considered to contain a condition that is not a market, performance, a service condition.  Therefore, an entity should not classify such an award as a liability if it otherwise qualifies as equity.  ASU 2010-13 is effective for reporting periods beginning after December 15, 2010.

12.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

The Company currently has no source of revenues.  As such, the Company is dependent upon external financings to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company's approach to capital management during the year ended May 31, 2010.  The Company is not subject to externally imposed capital requirements.

13.

SUBSEQUENT EVENTS

Subsequent to May 31, 2010, the Company

a)

Issued an aggregate of 1,062,200 shares upon the exercise of stock options of 1,052,200 shares at $1.75 per share and 10,000 shares at $2.66 for total proceeds of $1,867,950 and 48,099 shares upon the exercise of share purchase warrants at $2.95 per share for total proceeds of $141,892.

b)

Held a special meeting of shareholders on August 12, 2010 where a special resolution was passed approving a statutory arrangement (the Arrangement") involving, among other things, a reorganization of the business and capital of the Company through the transfer of certain assets to Corvus, the distribution of common shares of Corvus (the "Corvus Common Shares") to the Company's shareholders by way of a reduction of the Company's capital, and an exchange of securities of the Company. Upon completion of the Arrangement, each shareholder of the Company (other than dissenting Shareholders) will hold one new common share of the Company and one-half of one Corvus common share for each common share of the Company held on the effective date of the Arrangement. Upon completion of the Arrangement, the Company will continue to hold and focus on the development of the Livengood project, located in Alaska, and retain approximately $41 million in working capital.  Corvus will hold all of the Company's other remaining mineral property interests, including the West Pogo, Chisna, Terra and LMS projects located in Alaska and the North Bullfrog project located in Nevada and will have approximately $3.3 million in working capital.

c)

As a consequence of the election on August 12, 2010 by AngloGold to exercise its right to maintain its 13.2907% equity interest in the Company pursuant to the AngloGold Agreement (not 6(d)), the Company has agreed to sell to AngloGold, on a private placement basis, an aggregate of 415,041 common shares at a price of $5.26 per share for a gross proceeds of $2,183,116.  AngloGold's equity interest had been diluted by virtue of the Company's issuance of shares since October 31, 2009 (other than in connection with financings), principally due to the exercise of incentive stock options and broker options.  The private placement is subject to execution of formal documentation and the acceptance for filing thereof by the TSX and NYSE-Amex on behalf of the Company.  The common shares issued in the private placement will be subject to a hold period in Canada expiring 4 months plus one day after closing.

d)

On August 19, 2010, the Company granted its employees, directors and contractors incentive stock options to purchase 1,495,000 common shares exercisable on or before August 19, 2012 at a price of $6.57 per share.

14.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform with the consolidated financial statement presentation adopted in the current year.